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21. Subsidiaries of the registrant

                            WHOLLY OWNED SUBSIDIARIES

Keithley International Investment Corporation
28775 Aurora Road, Cleveland, Ohio 44139, U.S.A.

Keithley Foreign Sales Corporation
5 Norre Gade, Charlotte Amalie
St. Thomas, U.S. Virgin Islands 00801

FRANCE: Keithley Instruments SARL
Batiment Aristote
Parc des Algorithmes
Route de l'Orme aux Merisiers
91190 SAINT AUBIN

GERMANY: Keithley Instruments GmbH
Landsberger Strasse 65
82110 Germering (Munich)

GREAT BRITAIN: Keithley Instruments Ltd.
Unit 2 Commerce Park, Brunel Road
Theale, Berkshire RG7 4AB

ITALY: Keithley Instruments SRL
Viale San Gimignano 38
20146 Milano

JAPAN: Keithley Instruments KK
New Pier Takeshiba North Tower 13F
11-1, Kaigan 1-chome
Minato-ku, Tokyo 105-0022

NETHERLANDS: Keithley Instruments BV
Postbus 559
4200 AN Gorinchem (Amsterdam)